                                                                  EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT


         This Employment Agreement (this "Agreement") is made and entered into as of the 27th day of January, 1997, by and between Casino Data Systems, a Nevada corporation ("CDS") and Diana L. Bennett ("Employee"). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CDS and Employee hereby agree as follows:

1.       EMPLOYMENT; SERVICES.

         1.1 CDS hereby hires and employs Employee, and Employee hereby accepts such hiring and employment, for the position of President and Chief Operating Officer and for the purpose of performing those services (the "Services") which are usual and customary for a President and Chief Operating Officer. Employee shall use diligent efforts and shall devote such time and energies as may be reasonably required to perform the Services to the best of her ability.

         1.2 During the term of this Agreement, Employee shall not (i) work as an employee of or independent consultant or contractor for, or provide any other services for hire or benefit to, any third party that competes with CDS or its related entities, or
                 (ii) engage in any activity that in any way competes with the interests of CDS, whether Employee is acting by herself or as an officer, director, shareholder, partner, fiduciary, or otherwise, unless Employee shall first receive the written consent of a majority of CDS' Board of Directors (the "Board").

         1.3 Employee shall report to the Chairman of the Board. The Board shall at all times during the term of this Agreement have final and complete authority over Employee with respect to all decisions related to the Services and the direction and control of Employee. In all such cases, the Board shall act by majority vote. In every case under this Agreement where a vote of the Board is required, such vote shall not include Employee's vote at any time that Employee is a member of the Board.

2.       TERM.

         2.1 The term of this Agreement shall commence on January 27, 1997 (the "Effective Date") and shall expire on December 31, 1998, unless terminated earlier pursuant to one or more of the following provisions:

                 2.1.1 CDS shall have the right to terminate this Agreement and the Services by delivery of written notice to Employee, provided that a majority of the Board has voted to terminate this Agreement not less than thirty (30) days prior to the delivery of such notice. In such case, this Agreement shall terminate thirty (30) days following the date of delivery of such notice.

                 2.1.2 Employee shall have the right to terminate this Agreement and the Services by delivery of written notice to CDS at any time. In such case, this Agreement shall terminate thirty (30) days following the date of delivery of such notice.

                 2.1.3    This Agreement shall terminate upon Employee's death.

         2.2     In the event that any of the following events occurs:

                 (a) This Agreement is terminated by CDS without "Good Cause" (defined below), or

                 (b) Employee resigns for "Good Reason" (defined below) prior to the expiration of this Agreement's term,

                 then, in addition to all salary, prorated bonus, and benefits due to the effective date of termination, CDS shall also pay to Employee additional salary, prorated bonus and benefits either for one additional year after the effective date of termination or until the normal expiration date of this Agreement, whichever time period is greater.

         2.3 If this Agreement is terminated by CDS prior to the end of its term for Good Cause or if Employee resigns for other than Good Reason, then CDS shall pay Employee's salary, prorated, and benefits only through the effective date of termination of employment.

         2.4     As used herein, "Good Cause" shall mean any of the following:

                 (a) Employee persists in taking actions reasonably considered to be in material breach of this Agreement by CDS after notice that such actions are a material breach of her obligations hereunder; or

                 (b) Employee is guilty of any grave misconduct or willful material neglect in any discharge of any of her material duties hereunder to the serious detriment of CDS; or

                 (c) Employee is convicted of any serious criminal offense which, in the reasonable opinion of the Board, affects her position as an employee of CDS; or

                 (d) Employee has engaged in any conduct or has engaged in relationships with other persons that would, in the reasonable opinion of the Board, jeopardize any existing or future gaming licenses held or sought by CDS.

         2.5 As used herein, "Good Reason" shall mean that a "Change in Control" as defined in Section 11.12 of the CDS 1993 Stock Option and Compensation Plan, as amended (the "Plan") has occurred and thereafter one or more of the following occurs:

                 (a)      Employee has been demoted; or

                 (b) Employee has incurred a substantial reduction in her authority or responsibility; or

                 (c) There has been a material change in Employee's working hours or working days to non-normal working hours or non-normal working days; or

                 (d) Employee has incurred material reduction in her remuneration either as base pay or benefits.

3.       COMPENSATION.

         3.1 From and after the Effective Date, CDS shall pay to Employee a gross base salary (the "Base Salary") equal to Two Hundred Thousand Dollars ($200,000.00) per annum, which Base Salary shall be payable in twenty-six equal installment of Seven Thousand Six Hundred Ninety Two and 31/100 Dollars ($7,692.31). Such installments shall be paid in arrears every two (2) weeks. The Base Salary may be increased by the Board.

         3.2 In addition to her salary, Employee shall receive a car allowance of Eight Hundred Dollars ($800.00) per month.

         3.3 Employee shall be eligible for an annual or other bonus (the "Bonus") as determined by a majority vote of the Board. The Bonus, if any, may be paid in any time or manner designated by the Board.

         3.4 CDS shall withhold all relevant income taxes, unemployment insurance, Social Security contributions, workers' compensation insurance, and other customary amounts from Employee's Base Salary and Bonus, if any, prior to distribution of the net proceeds therefrom to Employee.

         3.5 Employee shall be eligible for any other benefits as may be provided by CDS from time to time for its executive employees, pursuant to CDS' policies and eligibility requirements with respect thereto. Such benefits may be amended, changed, or terminated from time to time by the Board, in its sole and absolute discretion, provided that CDS takes such action with respect to all employees similarly situated as Employee and does not discriminate against Employee in any such action.

         3.6 CDS shall have the right to purchase "key man" insurance covering Employee at any time. Any such policy and the proceeds therefrom shall at all times remain the property of CDS, which shall at all times be the designated beneficiary thereunder and neither Employee nor her estate, heirs, or beneficiaries shall have any right, title or interest therein or thereto.

4.       NON-COMPETITION.

         4.1     This non-competition provision shall remain in effect until:

                 (a)      Employee dies; or

                 (b) Employee's employment with CDS is terminated without Good Cause or is terminated by Employee for Good Reason; or

                 (c) Two years after the date of the termination of Employee's employment by CDS for Good Cause or the termination of Employee's employment by Employee without Good Reason; or

                 (d) Two years after the termination of Employee's employment with CDS by reason of the expiration of this Agreement and Employee's election not to renew this Agreement for other than Good Reason.

                 The term of this non-competition provision shall expire as specified in the applicable subparagraph above upon the happening of the first of any of the above events to occur.

         4.2 During the term of this non-competition provision, Employee shall not, either directly or indirectly, for or by herself or for or in conjunction with any other person, company, or other entity, whether as an employee, independent contractor, consultant, shareholder, owner, or otherwise, engage in any activity in any location or place in the world if such activity directly or indirectly competes with the business of CDS. Without limiting the generality of the foregoing, during the term of this non- competition provision, Employee shall not call upon any customer or potential customer of CDS or any related entity of CDS, perform any of the Services or other activities which she performed while in the employ of CDS for a competitor of CDS or its related entities, solicit orders for any products or services similar to those products or services offered by CDS, sell any products or services competing with the products or services of CDS, divert or take away any customer or business opportunity of CDS or any related entity of CDS, entice or hire away any employee from CDS or any related entity of CDS, or otherwise compete with CDS in any manner during the term of this Agreement.

5. CONFIDENTIALITY; PROPRIETARY RIGHTS OF CDS; DISCLAIMER OF RIGHTS TO TECHNOLOGY AND INTELLECTUAL PROPERTY.

         5.1 At all times during the term of this Agreement and from and after the termination of this Agreement, whether such termination takes place in accordance with the provisions of this Agreement or for any other reason, and whether this Agreement is terminated for or without cause, Employee shall keep strictly confidential and secret any and all proprietary or confidential information related to CDS or CDS' business, whether such information is obtained by Employee in the course of her employment or otherwise. Without limiting the generality of the foregoing, Employee shall not disclose to any other person, company, or entity (except in connection with Employee's duties and obligations consistent with the terms of this Agreement and the scope of the Services) any aspect of CDS' business methods, manufacturing processes, business secrets, business systems or products, customer names, prospective customers, accounting systems, computer software or hardware systems, or marketing or business plans.

         5.2 The foregoing notwithstanding, Confidential Information does not include any of the following:

                 (a) information which through no wrongful act or failure to act on the part of Employee becomes generally known or available, or

                 (b) information which is furnished to others by CDS without restriction on disclosure, or

                 (c) information which is hereafter furnished to Employee by third parties as a matter of right and without restriction on disclosure, or

                 (d) information which is known to others in the industry or is ascertainable from other sources without a breach by the other sources of any nondisclosure agreement on their part.

         5.3 At all times during the term of this Agreement and from and after the termination of this Agreement, Employee shall hold in a fiduciary capacity for the benefit of CDS and shall disclose fully to CDS immediately upon origination, discovery, invention or acquisition, any and all inventions, discoveries, improvements, apparatus, processes, compounds, formulae, computer programs, patents, licenses, copyrights and trademarks made, invented, discovered, developed or secured by Employee during her employment by CDS, solely or jointly with others, or otherwise, and which may be directly or indirectly useful in, or relate to, the manufacture, production, sale, development, or use of any product or service of CDS, and all of the foregoing shall be owned exclusively by CDS. Employee agrees and acknowledges that the compensation paid to Employee under this Agreement is full and adequate consideration for Employee's covenants under this Section 5.2 and that Employee shall not be entitled to receive any other compensation, fee, commissions, royalty or other amount in connection therewith.

6.       INDEMNITY; SURVIVAL.

         6.1 Employee and CDS shall indemnify, defend, and hold harmless the other from and against any and all loss, cost, damage, liability, or expense, as a result of reckless or malicious conduct of the other, or a willful breach of a duty of Good Faith. This indemnity shall only apply to Employee's actions and duties as an employee of CDS. This indemnity is not intended to nor shall it be interpreted to alter, amend or in any way affect Employee's actions or duties as a member of the Board, or the respective indemnification provisions affecting or relating to all Directors of CDS.

         6.2 The provisions of Articles 4, 5 and 6 of this Agreement shall survive the termination of this Agreement.

7.       GRANT OF OPTIONS.

         7.1 If the last sale price for the common stock as reported on the Nasdaq Stock Market equals or exceeds $10 per share for five consecutive trading days, Employee shall receive an additional grant of options, dated effective as of the last such date, to purchase Twenty Thousand (20,000) shares of common stock of CDS in the form attached hereto as EXHIBIT A, which options shall vest ratably over a three-year period beginning one year from the date of grant.

         7.2 Thereafter, if the last sale price for the common stock as reported on the Nasdaq Stock Market equals or exceeds $12 per share for five consecutive trading days, Employee shall receive an additional grant of options, dated effective as of the last such date, to purchase Twenty Thousand (20,000) shares of common stock of CDS in the form attached hereto as EXHIBIT A, which options shall vest ratably over a three-year period beginning one year from the date of grant.

         7.3 Thereafter, if the last sale price for the common stock as reported on the Nasdaq Stock Market equals or exceeds $16 per share for five consecutive trading days, Employee shall receive an additional grant of options, dated effective as of the last such date, to purchase Twenty Thousand (20,000) shares of common stock of CDS in the form attached hereto as EXHIBIT A, which options shall vest ratably over a three-year period beginning one year from the date of grant.

8.       MISCELLANEOUS PROVISIONS.

         8.1 Files. All records contained in the files of CDS shall be the property of CDS and Employee shall not remove such records upon the termination of Employee's employment with CDS.

         8.2 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect thereto. This Agreement may not be altered, amended, changed, terminated or modified in any respect or particular unless the same shall be in writing and signed by the part to be charged.

         8.3 Attorney's Fees. In the event of any action for breach of, to enforce the provisions of, or otherwise arising out of or in connection with this Agreement, the prevailing party in such action, as determined by the court in such action, shall be entitled to receive its reasonable attorneys' fees and costs form the other party. If a party voluntarily dismisses an action, a reasonable sum as attorneys' fees shall be awarded to the other party.

         8.4 Nevada Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada. This parties hereby consent to the personal jurisdiction of any court of competent jurisdiction with the State of Nevada. The exclusive venue for any action or proceeding relating to or arising out of this Agreement shall be Clark County, Nevada.

         8.5 Binding Effect. Employee acknowledges that Employee's obligations and duties under this Agreement are unique personal services benefiting CDS and shall not be delegated in any manner or respect nor shall this Agreement be assigned by Employee. This Agreement may not be assigned by CDS without Employee's prior consent, except in connection with any sale or transfer of all or part of CDS' business, in which case no consent of Employee shall be required. This Agreement shall be binding upon and inure to the benefit of any permitted heirs, successors, and assigns.

         8.6 Validity. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid based upon applicable law. But, if any provision or part of any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or prohibited thereunder, such provision or part of any such provision shall be ineffective only to the extent of such invalidity or prohibition, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         8.7 Headings. The headings of the paragraphs of this Agreement are inserted solely for convenience of reference and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision of this Agreement.

         8.8 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered in person to the other party, or sent by certified United States Mail, with postage prepaid.

         8.9 Waiver. The failure of either party to enforce any of its rights or remedies in connection with a breach of this Agreement by the other party or in any other case shall not be deemed to be a waiver of said first party's rights or remedies with respect thereto or with respect to any other breach of this Agreement by the other party. No such waiver of rights or remedies shall exist unless the same shall be in writing and signed by the party to be charged.

         8.10 Remedies. Employee acknowledges that CDS' remedy at law for any breach or threatened breach by Employee of Articles 4 and 5 hereof will be inadequate. Therefore, CDS shall be entitled to injunctive and other equitable relief restraining Employee from violating those requirements, in addition to any other remedies that may be available to CDS under this Agreement or applicable law.

         IN WITNESS WHEREOF, CDS and Employee have executed this Agreement as of the date first set forth above.

                                        CASINO DATA SYSTEMS,
                                          a Nevada corporation


s/ Diana L. Bennett                     By: s/ Steven A. Weiss
-------------------------                   ---------------------------------
Diana L. Bennett                            Its: Chairman of the Board
                                                 ----------------------------

                                                                       EXHIBIT A


                             STOCK OPTION AGREEMENT

                      NONQUALIFIED STOCK OPTION AGREEMENT


       NONQUALIFIED STOCK OPTION AGREEMENT made effective as of this ______ day of ____________, 199__, between Casino Data Systems, a Nevada corporation (the "Company"), and Diana L. Bennett ("Employee").

                                   RECITALS:

       A. The Company and Employee are parties to that certain employment agreement dated as of January 27, 1997 (the "Employment Agreement").

       B. Pursuant to Section 7 of the Employment Agreement, the Company has become obligated to provide Employee the opportunity to purchase shares of the Company's Common Stock, pursuant to the terms and conditions of this Agreement and the Company's 1993 Stock Option and Compensation Plan, as amended (the "Plan"), the terms and conditions of which are incorporated herein by reference.

       NOW, THEREFORE, the parties hereto agree as follows:

       1. Grant of Option. The Company hereby grants to Employee the right and option, hereinafter called the Option, to purchase all or any part of an aggregate of 20,000 shares of the common stock, no par value, of the Company (the "Shares") (such number being subject to adjustment as provided in Section
11.6 of the Plan, which adjustments shall be made to all Shares underlying this Option, whether or not vested). The Option will be granted pursuant to the Plan and is subject to the terms and conditions thereof. The terms of this Agreement shall control in the event of any conflict or inconsistency between the Plan and this Agreement.

       2. Purchase Price. The purchase price of the Shares covered by the Option shall be the closing bid price on the date the Option is granted (subject to adjustment as provided in Section 11.6 of the Plan, which adjustments shall be made to the Purchase Price of all Shares underlying this Option, whether or not vested).

       3. Exercise and Vesting of Option. The Option shall be exercisable only to the extent that all, or any portion thereof, has vested in Employee. Subject to Section 5 hereof, the Option shall vest in the Employee in three parts of 6,667, 6,666, and 6,666 Shares each, beginning on the date of the first anniversary of the date hereof (the "Effective Date") and continuing on each subsequent anniversary date (hereinafter referred to singularly as a "Vesting Date" and collectively as "Vesting Dates") until the Option is fully vested, as set forth in the following schedule:

             Total Shares Subject
              to Vested Option                          Vesting Date
             --------------------                       ------------

         6,667   . . . . . . . . . . . . .    First Anniversary of Effective Date
        13,333   . . . . . . . . . . . . .    Second Anniversary of Effective Date
        20,000   . . . . . . . . . . . . .    Third Anniversary of Effective Date

         In the event that the Employee ceases to be employed by the Company, for any reason or no reason, with or without Good Cause, including by reason of death or disability, prior to any Vesting Date, that part of the Option scheduled to vest on such Vesting Date, and all parts of the Option scheduled to vest in the future, shall not vest and all of Employee's rights to and under such non-vested parts of the Option shall terminate. Vested options shall not be subject to forfeiture by the Employee under any circumstances, including, without limitation, in the event that the Employee ceases to be employed by the Company for any reason or no reason, including termination by the Employee.

         4. Term of Option. To the extent vested, and except as otherwise provided in this Agreement, the Option shall be exercisable for five (5) years from the date of grant; provided, however, that in the event that Employee ceases to be employed by the Company, for any reason or no reason, with or without Good Cause, including by reason of death or disability, Employee or Employee's legal representative shall have six (6) months from the date of such termination of Employee's employment to exercise any part of the Option vested pursuant to Section 3 of this Agreement. Upon the expiration of such six (6) month period, or, if earlier, upon the expiration date of the Option as set forth above, the Option shall terminate and become null and void.

         5.      Accelerated Vesting Upon a Change in Control.
Notwithstanding anything herein to the contrary, in the event that at any time after the Effective Date the vesting of any restricted shares, options, SARs, performance shares or other incentives granted under the Plan is accelerated pursuant to Section 11.12 of the Plan, "Immediate Acceleration of Incentives," the Option shall immediately vest in full.

         6. Method of Exercising Option. Subject to the terms and conditions of this Agreement, the Option may be exercised as provided in the Plan.

         IN WITNESS WHEREOF, the Company and Employee have executed this Agreement as of the date first above written.

                                    CASINO DATA SYSTEMS,
                                        a Nevada corporation


____________________________        By: _________________________________
Diana L. Bennett                        Its:_____________________________





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